Exhibit 99.2

                       Spherix Reports Management Changes


     BELTSVILLE, Md., Sept. 1 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today announced the resignation of Thomas W. Gantt from his position of CEO and President, and as a Member of the Board of Directors. Mr. Gantt had served as CEO and President for one year, following his four years on the Board. Mr. Gantt said he regretted leaving the Company, but "I think it is appropriate at this time in that I have come to believe the Company should decrease its future biotechnology efforts in favor of placing its main thrust on its information services business, particularly in developing a strong information technology position. However, I believe this is more than the Board is willing to consider at this time. This is an honest difference of opinion, and we part good friends. As a friend and shareholder, I wish the Company well."

    Board Chair, Dr. Gilbert V. Levin, said that Richard C. Levin, who has been with the Company 13 years in various Officer capacities, has been named Acting CEO and President.

    Dr. Levin said that he wants to thank Mr. Gantt for his many productive years of service to the Company, and for the economies he instituted as CEO and President. "We intend to continue the beneficial policies that he implemented to improve our financial condition, and we appreciate him for his efforts. We wish him well."


    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.


    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.


            Spherix's Internet address is http://www.spherix.com.



SOURCE  Spherix Incorporated
    -0-                             09/01/2004
    /CONTACT: Kathy Brailer of Spherix Incorporated, +1-301-419-3900, kbrailer@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  CPR BIO
SU:  PER